                                                                    EXHIBIT 12.1


                            DADE INTERNATIONAL INC.
                            -----------------------


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                             (Amounts in millions)

                                                                Dade (1)
                                                             -------------          Dade                       Company
                                                              Period from        --------------------------  --------------
                                                           December 17, 1994      Six Months                   Six Months
                                                                through              Ended                       Ended
                                                           December 31, 1994     June 30, 1995      1995      June 30, 1996
                                                           -----------------     -------------   ----------  --------------

Pre-tax loss from continuing operations                        $ (4.2)               $(12.9)       $ 19.9      $ (115.7)
                                                              ----------           ----------     ---------   ----------

Fixed charges:
   Interest expense and amortization of debt
       issuance costs on all indebtedness                         1.2                  15.0          30.8          23.9
   Rentals (33%)                                                   .2                   2.2           4.3           2.3
                                                              ----------           ----------     ---------   ----------

Total fixed charges                                               1.4                  17.2          35.1          26.2
                                                              ----------           ----------     ---------   ----------

Income (Loss) before income taxes and fixed charges            $ (2.8)               $  4.3        $ 55.0      $  (89.5)
                                                              ==========           ==========     =========   ==========

Ratio of earnings to fixed charges                              -- (2)                -- (2)       $  1.6         -- (2)
                                                              ==========           ==========     =========   ==========

(1) No ratio of earnings to fixed charges is presented for the Predecessor because the Predecessor was not allocated interest expense by Baxter.

(2) In calculating the ratio of earnings to fixed charges for Dade and the Company, earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus one-third of rental expense under operating leases which has been deemed by management to be representative of an appropriate interest factor. As a result of the loss incurred during the period December 17, 1994 to December 31, 1994, earnings did not cover fixed charges by $4.3 million. Excluding the impact during this period of the non-recurring purchase accounting write-off of $5.6 million, the ratio of earnings to fixed charges would have been 2.0 to 1.0. As a result of the loss incurred during the six months ended June 30, 1995, earnings did not cover fixed charges by $12.9 million. Excluding the similar $40.4 million non-recurring write-off in 1995, the 1995 ratio of earnings to fixed charges for the full year 1995 and the six months ended June 30, 1995 would have been 2.7 to 1.0 and 2.6 to 1.0, respectively. As a result of the loss incurred during the six months ended June 30, 1996, earnings did not cover fixed charges by $115.7 million. Excluding the $25.5 million non-recurring, write-off of inventory step-up, the $98.1 million non-recurring, write-off of in-process research and development and the $11.4 million non-recurring restructuring charge, the ratio of earnings to fixed charges for the six months ended June 30, 1996 would have been 1.7 to 1.0.